Exhibit 99.1

Westaff Delays Filing Annual Report

WALNUT CREEK, CA, Monday, February 2, 2004 - Westaff, Inc. (Nasdaq:WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, today announced that it has delayed filing its annual report on Form 10-K. Westaff has filed a notification of late filing under Rule 12b-25 to extend the filing deadline because its lending group has exercised its rights to require the Company to enter into discussions to amend certain provisions of its credit facility.  The outcome of such negotiations is uncertain, but may affect the financial statement presentations and related financial disclosures with respect to the credit facility.

On January 27, 2004 the Company was notified by its lending agent that, in order to avoid a technical covenant violation, the Company would be required to formally amend its credit agreement to clarify provisions defining earnings before interest, taxes, depreciation and amortization (“EBITDA”) for purposes of financial covenant calculations.  This issue relates to the treatment of certain add-backs to EBITDA for the fourth quarter of fiscal 2003 for purposes of calculating minimum EBITDA amounts.  In addition to the technical corrections to EBITDA, the lenders are also working with the Company to renegotiate further amendments to its lending agreement which may result in reducing Westaff’s borrowing availability and increasing the cost of funds under the credit facility.  Any further reduction in borrowing availability would result in added pressure on the liquidity of the Company and any increase in the cost of funds would affect the Company’s future results of operations.  The Company requires additional time to complete the negotiations and determine the impact of any such revisions on the Company’s liquidity and appropriate financial statement presentations and related financial disclosures.

The Company anticipates completing its negotiations promptly and expects to file its Annual Report on Form 10-K within the applicable extension period.

Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs approximately 150,000 people and services more than 14,000 client accounts from 270 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements regarding future events and future performance of the Company that involve risks and uncertainties that could cause actual results to differ materially. We refer you to documents that the Company files from time to time with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of certain factors that could cause actual results to differ from current expectations and the forward-looking statements in this press release.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com